FILED PURSUANT TO RULE NO. 424(b)(3)
PROSPECTUS SUPPLEMENT                                REGISTRATION NO. 333-44286
(To Prospectus dated March 12, 2002)




                                 [LOGO OMITTED]





                        1,000,000,000 Depositary Receipts
                          Europe 2001 HOLDRS (sm) Trust

     This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

     The share amounts specified in the table on pages 11 and 12 of the base prospectus shall be replaced with the following:

                                                                                  Primary U.S.
                                                                        Share        Trading
                 Name of Company(1)(2)                   Ticker        Amounts       Market
     -----------------------------------------------    --------      ---------   ------------
     AEGON N.V. (3)                                        AEG            5           NYSE
     Alcatel *                                             ALA            3           NYSE
     Amdocs Limited                                        DOX            3           NYSE
     ARM Holdings p.l.c. *                                ARMHY           8          NASDAQ
     ASM International N.V.                               ASMI           13          NASDAQ
     ASML Holding N.V.                                    ASML            7          NASDAQ
     AstraZeneca p.l.c. *                                  AZN            4           NYSE
     Autonomy Corporation p.l.c. * (4)                    AUTN           1.2         NASDAQ
     Aventis S.A. *                                        AVE            2           NYSE
     AXA *                                                 AXA            6           NYSE
     Bookham Technology p.l.c. *                          BKHM           12          NASDAQ
     BP p.l.c.*                                            BP             4           NYSE
     Business Objects S.A. *                              BOBJ           4.5         NASDAQ
     Cable & Wireless p.l.c. *                             CWP            4           NYSE
     DaimlerChrysler AG                                    DCX            4           NYSE
     Deutsche Telekom AG *                                 DT             5           NYSE
     Diageo p.l.c. *                                       DEO            5           NYSE
     Elan Corporation, p.l.c. *                            ELN            4           NYSE
     Ericsson LM Telephone Company * (5)                  ERICY          1.6         NASDAQ
     GlaxoSmithKline p.l.c. *                              GSK            6           NYSE
     Infineon Technologies AG *                            IFX            5           NYSE
     ING Groep N.V. *                                      ING            4           NYSE
     IONA Technologies p.l.c. *                           IONA            3          NASDAQ
     Koninklijke Philips Electronics N.V.                  PHG            5           NYSE
     Millicom International Cellular S.A. *(6)            MICC            2          NASDAQ
     Nokia Corp. *                                         NOK            5           NYSE
     Novartis AG *                                         NVS            5           NYSE
     Qiagen N.V.                                          QGENF           6          NASDAQ
     Repsol YPF, S.A. *                                    REP           11           NYSE
     Royal Dutch Petroleum Company                         RD             3           NYSE
     Ryanair Holdings p.l.c. *                            RYAAY           8          NASDAQ
     SAP AG *                                              SAP            4           NYSE
     Scottish Power p.l.c. *                               SPI            7           NYSE
     Serono S.A. *                                         SRA            9           NYSE
     Shire Pharmaceuticals Group p.l.c. *                 SHPGY           4          NASDAQ
     Skillsoft p.l.c. * (7)                               SKIL            6          NASDAQ
     STMicroelectronics N.V.                               STM            4           NYSE

                                                  (continued on following page)


                                                                                  Primary U.S.
                                                                        Share        Trading
                 Name of Company(1)(2)                   Ticker        Amounts       Market
     -----------------------------------------------    --------      ---------   ------------
     Telefonica S.A. * (8) (9)                             TEF       3.31224241       NYSE
     Terra Networks, S.A. *                               TRLY           15          NASDAQ
     Total Fina ELF S.A. *                                 TOT            3           NYSE
     UBS AG                                                UBS            3           NYSE
     Unilever N.V.                                         UN             3           NYSE
     Vivendi Universal *                                    V             3           NYSE
     Vodafone Airtouch p.l.c. *                            VOD            6           NYSE
     WPP Group p.l.c. *                                   WPPGY           3          NASDAQ

     -------------------------------------------
     * The securities of these non-U.S. companies trade in the United States as American Depository Receipts. Please see "Risk Factors" and "Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     (1) On December 9, 2002 Sonera Group p.l.c. was delisted from trading on the Nasdaq National Market System. As set forth in the prospectus, because Sonera Group p.l.c. was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of Sonera Group p.l.c. included in Europe 2001 HOLDRS were distributed at a rate of 0.09 shares of Sonera Group p.l.c. per Europe 2001 HOLDR on December 20, 2002. As a result, Sonera Group p.l.c. is no longer represented in Europe 2001 HOLDRS.

     (2) On May 24, 2002 United Pan-Europe Communications N.V. was delisted from trading on the Nasdaq National Market System. As set forth in the prospectus, because United Pan-Europe Communications N.V. was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of United Pan-Europe Communications N.V. included in Europe 2001 HOLDRS were distributed at a rate of 0.13 shares of United Pan-Europe Communications N.V. per Europe 2001 HOLDR on October 18, 2002. As a result, United Pan-Europe Communications N.V. is no longer represented in Europe 2001 HOLDRS.

     (3) Aegon, NV announced a 2% stock dividend to shareholders of record on April 22, 2003. Effective April 23, 2003, the share amount of Aegon, NV, represented by a round lot of 100 Europe 2001 HOLDRS will increase from 5 shares to 5.2 shares.

     (4) Autonomy Corporation p.l.c. announced a one-for-five reverse stock split on its common stock. Autonomy Corporation p.l.c. began trading on a split-adjusted basis on October 21, 2002. As of October 23, 2002, the share amount of Autonomy Corporation p.l.c. represented by a round lot of 100 Europe 2001 HOLDRS decreased to 1.2 shares from 6 shares.

     (5) LM Ericsson Telephone Company announced a one-for-ten reverse stock split on its common stock. LM Ericsson Telephone Company began trading on a split-adjusted basis on October 23, 2002. As of October 25, 2002, the share amount of LM Ericsson Telephone Company represented by a round lot of 100 Europe 2001 HOLDRS decreased to 1.6 shares from 16 shares.

     (6) Millicom International Cellular S.A. announced a one-for-three reverse stock split on its common stock. Millicom International Cellular S.A. began trading on a split-adjusted basis on February 20, 2003. As of February 25, 2003, the share amount of Millicom International Cellular S.A. represented by a round lot of 100 Europe 2001 HOLDRS decreased to 2 shares from 6 shares.

     (7) Effective November 19, 2002, Smartforce p.l.c. changed its name to Skillsoft p.l.c. Skillsoft p.l.c. began trading under its new name and new symbol "SKIL" on November 20, 2002.

     (8) Telefonica S.A. announced a 2% stock dividend to shareholders of record on January 27, 2003. Effective January 28, 2003, the share amount of Telefonica S.A. represented by a round lot of 100 Europe 2001 HOLDRS increased from 3.183624 to 3.24729648 shares.

     (9) Telefonica S.A. announced a 2% stock dividend to shareholders of record on March 10, 2003. Effective March 11, 2003, the share amount of Telefonica S.A., represented by a round lot of 100 Europe 2001 HOLDRS increased from
     3.24729648 to 3.3122424096 shares.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2003.